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                                                                    EXHIBIT 10.1

                              CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT ("Agreement"), dated March 1, 2002, is made and entered into between Illinois River Energy, LLC ("IRE") and Vincent McCabe & Associates, Inc. ("McCabe").

        WHEREAS, IRE is a development stage company organized to develop, finance, construct and operate a proposed 40,000,000 gallon ethanol processing plant (the "Ethanol Plant") in northern Illinois (the "Ethanol Project");

        WHEREAS, McCabe possesses skills, knowledge, and know-how relevant to the needs of IRE; and

        WHEREAS, IRE wishes to retain McCabe as a consultant in the role of Project Coordinator for the Ethanol Project; and

        WHEREAS, McCabe desires to serve as a consultant for IRE in connection with the Ethanol Project on the terms and conditions set forth herein which include among other things a covenant not to compete; and

        WHEREAS, IRE and McCabe recognize that, in performing consulting services to IRE hereunder, McCabe has had, and will in the future have, extensive access to IRE's confidential manufacturing, processing, financial, accounting, human resources and marketing information; and has had, and will have, opportunities to cultivate valuable business relationships with IRE's customers, employees, suppliers and advisors; and

        WHEREAS, IRE and McCabe also enter into this Agreement to protect IRE's trade secrets, confidential information and customer, employee, investor and other third-party relationships.

        NOW THEREFORE, in consideration of the foregoing and mutual obligations herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

Section 1.     SCOPE OF WORK.

        1.1 McCabe is engaged by IRE to provide services as the Project Coordinator for IRE's Ethanol Project. In that capacity, McCabe shall perform all services, acts or things necessary to fulfill the duties of a Project Coordinator as determined by IRE's Board of Directors, including without limitation those services listed on Exhibit A attached hereto and made a part hereof. McCabe shall have the full authority and responsibility of a Project Coordinator as defined by IRE's Board of Directors and consistent with the policies, procedures and annual and strategic business plans as adopted by IRE's Board of Directors and McCabe hereby agrees to render such services and accept such authority and responsibility on behalf of IRE.

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        1.2    McCabe will devote the time, attention, skill and energy to the business of IRE as is necessary to perform the services contemplated by this Agreement, provided that, at a minimum, McCabe shall devote one person on a full-time basis to perform the services contemplated by this Agreement and provided further that McCabe shall appoint Vincent McCabe as the individual from McCabe to perform the services contemplated by this Agreement.

        1.3    In order for McCabe to perform the services described in Section
               1.1 above, it may be necessary for IRE to provide McCabe with Confidential Information (as defined below) regarding IRE's business and products. IRE will rely heavily upon McCabe's integrity and prudent judgment to use this information only in the best interests of IRE.

        1.4 In rendering services under this Agreement, McCabe shall conform to high professional standards of work and business ethics. In no event shall McCabe take any action or accept any assistance or engage in any activity that would result in any governmental body, or other person, entity or organization acquiring any rights of any nature in IRE's products or inventions.

        1.5 Other than utilizing the services of Vincent McCabe, McCabe shall not use the service of any other person, entity or organization in the performance of its duties under this Agreement without the prior written consent of an officer of IRE.

        1.6 McCabe shall provide IRE with such written, periodic reports as IRE may reasonably request and, upon termination of this Agreement, a final report if requested. These reports shall become proprietary information of IRE.

Section 2.     TERM AND COMPENSATION.

        2.1 The term of this Agreement shall be for one year commencing effective March 1, 2002, unless earlier terminated as provided in
               Section 10 hereof.

        2.2 During the term of this Agreement, IRE shall pay to McCabe a consulting fee of $6,750 per month, to be paid one-half on the 15th and one-half on the last day of each calendar month of service.

        2.3 In the event this Agreement terminates for any reason prior to the completion of a full month of service by McCabe, IRE shall pay McCabe a prorated amount equal to the number of the days in the month McCabe actually provided services.

        2.4 In the event IRE terminates this Agreement without cause as further provided in Section 10 hereof, in consideration of the release of claims and fulfillment of obligations described in
               Section 2.5, IRE agrees to pay McCabe post-termination severance payments equal to $6,750 per month, to be paid monthly on the last day

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               of each calendar month, for the period from the date of
               termination up to and including February 28, 2003.

        2.5    IRE's post-termination severance payments provided for in Section
               2.4 are expressly conditioned upon (a) IRE's receipt of a release of claims signed by McCabe and Vincent McCabe individually (and not rescinded as may be allowed by law) in form satisfactory to IRE which assures, among other things, that neither McCabe nor Vincent McCabe will commence any type of litigation or bring any type of claim against IRE or its affiliates as a result of the termination or any other act or omission of IRE, its officers or directors, employees or agents, and (b) McCabe and Vincent McCabe each honoring and fulfilling their obligations under Sections 5, 6, 7, and 8 of this Agreement. IRE shall have no obligation to pay any post-termination severance payments unless and until the foregoing conditions are satisfied and then only for the remaining term of the post-termination payment period referenced above.

        2.6 IRE agrees to reimburse McCabe for all actual, reasonable and necessary expenditures that are directly related to the service rendered to IRE by McCabe under this Agreement. McCabe shall receive reimbursement upon turning in valid receipts for each expenditure claimed. In addition, any expenditure that exceeds $1,000 must be authorized by an officer of IRE in writing prior to the expenditure. McCabe shall provide IRE with a monthly estimate of the expected expenses for the upcoming month at least 10 days' in advance of each month during the term of this Agreement and a prior month's reconciliation of the estimate to the actual expenses.

        2.7 During the term of this Agreement, McCabe shall be responsible for all payroll and other taxes arising from compensation paid to him under this Agreement.

        2.8 During the term of this Agreement, McCabe shall not participate in any benefit plan IRE provides to its employees.

        2.9 IRE will not obtain any workers' compensation insurance for McCabe during the term of this Agreement.

Section 3.     INDEPENDENT CONTRACTOR.

        3.1 McCabe is an independent contractor and not an employee of IRE, and this Agreement is not intended to create, and shall not be construed as creating, between IRE and McCabe the relationship of principal and agent, joint or co-venturers, copartners, or any other similar relationship, the existence of which is hereby expressly denied. The manner in which McCabe's services are rendered shall be within its sole control and discretion.

        3.2 Unless specifically authorized in writing to do so, neither party shall have the power or authority to bind the other party by any representation, promise or

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               commitment, and neither party shall make any representation to the contrary to any third party.

Section 4.     [RESERVED.]

Section 5.     CONFIDENTIAL INFORMATION.

        5.1 In performing services under this Agreement, McCabe may be exposed to and be required to use IRE's "Confidential Information" (as defined below). McCabe agrees that he will not use, directly or indirectly, such Confidential Information for the benefit of any person, entity or organization other than IRE or disclose such Confidential Information without the express written authorization of an officer of IRE to do so, either during or after the term of this Agreement.

        5.2 "Confidential Information" means information not generally known whether presently existing or developed in the future by IRE, including, but not limited to trade secrets about IRE's Ethanol Project which includes information relating to product strategies, financing strategies, organizational strategies, site location strategies, permitting strategies, design/build and other contract discussions and strategies, technical know-how, trade secret information, financial information, plant specifications, prospective investor lists and strategies, pricing policies, operational methods, marketing information including without limitation strategy, sales, finance and business systems and techniques, business plans, and other business affairs of IRE relating to the Ethanol Project. All information of IRE that is disclosed to McCabe or which McCabe obtains access, whether originated by McCabe on behalf of IRE or by IRE or others, shall be presumed to be Confidential Information.

        5.3 Upon the termination of this Agreement for any reason, McCabe shall immediately deliver to IRE all Confidential Information, including, but not limited to, trade secrets, vendor and customer information, plant and product design information and information related to the management and operation of IRE's Ethanol Plant, together with any other material belonging to IRE, whether Confidential Information or not, that is in McCabe's possession or control.

Section 6.     RIGHTS AND DATA.

        6.1 All ideas, concepts, drawings, models, designs, methods, information, works of authorship, documents and tangible items prepared by McCabe for or submitted to IRE by McCabe in connection with the services rendered under this Agreement shall belong exclusively to IRE and shall be deemed to be works made for hire ("Deliverable Items"). To the extent that any of the Deliverable Items may not, by operation of law, be works for hire, McCabe hereby assigns to IRE the ownership of copyright or patent in the Deliverable Items, and IRE shall have the right to obtain and hold in its own name any trademark, patent or copyright registration, and any other registrations and similar protection that may be

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               available in the Deliverable Items. McCabe agrees to give IRE or its designees all assistance reasonably required to perfect such rights.

        6.2 No license or right is granted to McCabe, either expressly or by implication, estoppel or otherwise, to use, execute, publish, reproduce, prepare derivative works based upon, distribute copies, or publicly display the Deliverable Items either during or after the term of this Agreement.

Section 7.     INVENTIONS.

        7.1 McCabe agrees that all "Inventions" (as defined below) that McCabe may conceive or reduce to practice in the performance of his services for IRE during the term of this Agreement and all Inventions that may be conceived or reduced to practice by McCabe and are based in whole or part upon Confidential Information McCabe obtained or conceived as a result of his performing services for IRE shall be the exclusive property of IRE and are hereby assigned by McCabe without charge to IRE. McCabe may utilize any inventions, if IRE signs a written release to that effect.

        7.2 "Invention" shall mean any invention, discovery, work of authorship, modification, improvement, concept or idea, whether patentable or not, including, but not limited to any and all intellectual property, products, technologies, machines, devices, instruments, processes, methods, techniques, know-how and formulae.

Section 8.     NON-COMPETITION AND NON-SOLICITATION.

        8.1 McCabe acknowledges that during its engagement with IRE it, at the expense of IRE, was and will be specially trained in the business of IRE, it will establish favorable relations with the investors, customers, clients, and accounts of IRE and it will have access to certain trade secrets and confidential information of IRE, all of which have economic significance to IRE. Therefore, in consideration of this Agreement and the training and relations incident to McCabe's engagement, and to further protect the trade secrets and confidential information of IRE, McCabe agrees that, during the term of this Agreement and for a period of six (6) months following its termination, for any reason, (a) McCabe will not engage in, and will not render services in any manner or capacity to (e.g., as an employee, independent contractor, advisor, consultant, principal, agent, partner, officer, director, stockholder, or otherwise), will not own an interest in, or otherwise affiliate with the business of any person or organization that is engaged in or about to become engaged in, any business in competition with the business of IRE in the States of Illinois, Indiana, Iowa or Wisconsin; and (b) McCabe will not call upon, solicit or divert, or attempt to divert, investors, clients, customers, suppliers or accounts of the business of the Company, regardless of their location (which McCabe acknowledges constitute trade secret and confidential information of the Company).

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        8.2    Section 8.1 does not prohibit McCabe from owning or purchasing any corporate securities that are regularly traded on a recognized stock exchange or over-the-counter market, or from purchasing and holding less than 10% of the securities of a privately held company for personal passive investment purposes, or from purchasing and owning any securities of IRE.

        8.3 During the term of this Agreement and for a period of one (1) year following its termination, for any reason, McCabe shall not directly or indirectly solicit, hire, recruit, or encourage any employee or agent of IRE to leave IRE or work for any person or entity that is engaged in business in the Ethanol Industry.

Section 9.     RIGHT TO INJUNCTIVE RELIEF.

        9.1 McCabe acknowledges that a breach of any of the terms of Section 5, 6, 7 or 8 of this Agreement will result in irreparable harm to IRE and that a remedy at law for such breach is inadequate and that IRE shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief and any other remedy allowed by law. In light of the unique knowledge of McCabe with respect to the business of IRE, McCabe acknowledges and agrees that the restrictive covenants contained herein are reasonable in duration and scope and not unduly restrictive, and are necessary to protect the legitimate business interests of IRE. The parties agrees that if any provision of this Agreement is held to be unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect the legality or enforceability of any other provision of this Agreement. In the event the terms of these restrictive covenants are determined by a court of competent jurisdiction to be unreasonable or over broad, the parties hereby authorize and request the court to apply the "blue pencil doctrine" to modify the unreasonable or overly broad covenant to make it valid and enforceable against McCabe.

Section 10.    TERMINATION.

        10.1 This Agreement shall terminate at the conclusion of its one-year term, unless earlier terminated in accordance with this Section 10.

        10.2 This Agreement shall terminate automatically upon the death or disability of Vincent McCabe. Either party may terminate this Agreement at any time, effective immediately upon written notice to the other party, if the other party shall be in material and continuing breach of any of its responsibilities or obligations under this Agreement and shall have failed to cure such breach within ten (10) days of receiving written notice from the other party of the existence of such breach. McCabe may, at its sole discretion, terminate this Agreement prior to the expiration of its one-year term on ninety days' prior written notice without cause. IRE may, at its sole discretion, terminate this Agreement prior to the expiration of its one-year term on thirty days' prior written notice without cause, subject however to Sections
               2.4 and 2.5 hereof.

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        10.3   The provisions of Sections 5, 6, 7 and 8 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter.

Section 11.    GENERAL PROVISIONS.

        11.1 In the event a court of competent jurisdiction holds any provision of this Agreement unenforceable, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

        11.2 This Agreement constitutes the complete agreement and set forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject matter of this Agreement, whether written or oral.

        11.3 No modification, termination or attempted waiver of this Agreement, or any provision thereof shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

        11.4 The waiver by IRE of a breach of any provision of this Agreement by McCabe shall not operate as a waiver of any other or subsequent breach by Consultant.

        11.5 This Agreement may not be assigned by either party without the prior written consent of the other party.

        11.6 This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

        11.7 Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by facsimile or by certified/registered mail with return receipt requested to the addresses set forth below.

               If to IRE:                    If to McCabe:

               Illinois River Energy, LLC    McCabe & Associates, Inc.
               4000 North Division           108 West Kelsey
               Morris, Illinois 60450        Malta, Illinois 60150
               Telephone: (815) 416-0363     Telephone: (815) 825-1650
               Fax:  (815) 942-6418          Fax: __________________

        11.8 This Agreement may be executed in any number of counterparts and each fully executed counterpart shall be deemed an original.

        11.9 McCabe and IRE acknowledge that they enter this Agreement of their own free will and that they have had ample time and opportunity to review and consider this Agreement.

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IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

ILLINOIS RIVER ENERGY, LLC


By   /s/ Floyd Schultz
  -----------------------------------
Its  President
   ----------------------------------


VINCENT MCCABE & ASSOCIATES, INC.


By   /s/ Vincent McCabe
  -----------------------------------

Its  President
   ----------------------------------


        In consideration for IRE entering into this Agreement, and as owner of McCabe, the undersigned, Vincent McCabe, agrees to be bound by and adhere to each of the provisions of Sections 5, 6, 7, and 8 of this Agreement, and further agrees that all references to "McCabe" in those sections shall mean and include the undersigned Vincent McCabe individually, and that the covenants, agreements, obligations, duties and liabilities of McCabe thereunder also shall be the covenants, agreements, obligations, duties and liabilities of Vincent McCabe, individually, therender.

VINCENT MCCABE, individually


  /s/ Vincent McCabe
-------------------------------------

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                                    EXHIBIT A
                       PROJECT COORDINATOR JOB DESCRIPTION
                       ILLINOIS RIVER ENERGY, LLC ("IRE")

OBJECTIVE
The Project Coordinator shall be the day-to-day contact between the Board of Directors of IRE and the various consultants, advisors and consultants (collectively "the advisors") assisting IRE. The Project Coordinator is responsible for the completion of construction of the proposed 40-MGY ethanol plant.

RESPONSIBILITIES
The Project Coordinator shall:
-    Serve as the contact between the Board and hired the advisors
- Develop and present policies to the Board for their approval regarding decision making to enable the advisors to progress in periods when the Board has not had a meeting
-    Be responsible for the day-to-day activities of the advisors
-    Be responsible for the completion of the project
-    Assist the advisors in all steps necessary to:
     -    Select a site
     -    Select a financing plan
     -    Raise equity
     -    Work on grant or low interest loan applications
     -    Work on site development issues
     -    Negotiate TIF agreements, if any
     -    Handle public relations for the Board
     - Any events necessary to complete the project and remain in good standing in the community
-    Notify board members of material events
-    Coordinate board meetings and prepare an agenda for the meetings
- Maintain a timeline and secure that the events necessary to keep with the timeline are happening as scheduled

MILESTONES TIMELINE OF EXPECTATIONS:

               MILESTONE                            DATE

Business Plan Finalized                        April 1, 2002
Equity Meetings Organized                       May 1, 2002
Equity Raised                                 August 1, 2002
Financial Close                               October 1, 2002
Start-up                                      January 1, 2004

The foregoing timeline is one of several guidelines that will be utilized to evaluate the performance of the Project Coordinator, and failure to meet this timeline would constitute a material breach of the obligations of the Project Coordinator under the Agreement. It is the intention of the Board that the expectations timeline be adjusted if events occur that are outside the control of the Project Coordinator, as mutually agreed to by the Board and the Project Coordinator, including but not limited to:

-    Decisions by the Board that change the timing, scope etc.,
-    Failure to achieve the necessary equity investments,
-    Failure of the hired the advisors to achieve their objective
-    Weather related delays